EXHIBIT 99.1
                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com



FOR FURTHER INFORMATION:

AT THE COMPANY:                             INVESTOR RELATIONS
CONTACT:                                    CONTACT:
Mark Lefever, Treasurer and CFO             Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                        (208) 241-3704 Voice
(702) 794-9442 Fax                          (208) 232-5317 Fax
Email: mlefever@theriviera.com              Email: BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

  RIVIERA HOLDINGS CORPORATION ANNOUNCES RECEIPT OF $21 PER
        SHARE ACQUISITION PROPOSAL AND ENTRY INTO
             EXCLUSIVE NEGOTIATING AGREEMENT

     LAS VEGAS, NEVADA, November 13, 2006 - Riviera Holdings Corporation (AMEX:RIV) today announced that it has received a non-binding proposal from real estate developer Ian Bruce Eichner ("Eichner") and the D. E. Shaw group, on behalf of an entity to be formed by them, to acquire by merger all of the outstanding shares of Riviera at a cash price of $21 per share. Their proposal is conditioned upon satisfactory completion of due diligence, negotiation of definitive transaction documents, and receipt of necessary board, stockholder, third party and regulatory approvals.

         Following receipt of the proposal, Riviera entered into a 30-day exclusive negotiating agreement with Eichner and a member of the D. E. Shaw group, effective November 13, 2006. In addition, Riviera's board of directors has adopted resolutions, under the defensive provisions of Riviera's articles of incorporation and Nevada's business combination law, enabling Eichner and members of the D. E. Shaw group to join together in making and negotiating their acquisition proposal and to seek approvals that would be needed to consummate the acquisition.

         Riviera has no binding agreements with Eichner, any member of the D. E. Shaw group or any of their affiliates, other than agreements pertaining to the 30-day exclusive negotiating period and confidentiality, and there is no assurance that Riviera will enter into an acquisition agreement with Eichner, any member of the D. E. Shaw group or any of their affiliates. Moreover, even if Riviera enters into such an agreement, there is no assurance that the agreement would receive the requisite approvals from Riviera's shareholders and governmental authorities, including gaming regulators.

Forward-Looking Statements

         This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we believe are reasonable at the present time. We caution you that these forward-looking statements involve significant risks and uncertainties as to whether we will enter into an acquisition agreement with Eichner, any member of the D. E. Shaw group or any of their affiliates and whether such an agreement, if entered into, will receive the necessary approvals from shareholders and governmental authorities. Our actual results and actual events may differ materially from what is expressed or implied in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.